EXHIBIT 99.1

FOR RELEASE: Tuesday, August 22, 2017 at 8:00 AM (Eastern)

Quaint Oak Bank Announces Lehigh Valley Expansion with
Addition of Premier Choice Real Estate

Southampton, Pa, August 22, 2017 – Quaint Oak Bank, a wholly‐owned subsidiary of Quaint Oak Bancorp, Inc. (OTCQX: QNTO) announced today that Premier Choice Real Estate, LLC, a local real estate agency located in Lehigh Valley, Pennsylvania will be joining its strategic family of companies.

Premier Choice Real Estate is a local real estate agency that specializes in bank owned and residential properties, both resale and new construction, along with home and apartment rentals, short sales and land investments. Effective today, Premier Choice Real Estate will join Quaint Oak Real Estate, a wholly‐owned subsidiary of Quaint Oak Bank, transitioning its more than 15 experienced agents and staff to the growing company and operating under the Quaint Oak Real Estate name.

"It is with great pleasure that we announce the decision to join Quaint Oak Real Estate," said Tom W. Fox Jr., Owner and Broker of Premier Choice Real Estate. "Bringing Premier Choice Real Estate under the banner of Quaint Oak Real Estate, a company that shares the same values as my team, will not just provide the region with additional resources, but will also offer my clients and agents new opportunities."

The combined firm, which will be managed by Mr. Fox from Quaint Oak Real Estate's Lehigh Valley office, aims to bring more comprehensive commercial and residential real estate resources to the region. By leveraging Premier Choice Real Estate's local connections and recognized ability, Quaint Oak Bank is able to build out its existing banking, mortgage, title and insurance agency subsidiaries, to further offer clients an all‐encompassing financial solution.

"We are pleased to welcome Premier Choice Real Estate to the Quaint Oak Bank family of companies," said President and CEO of Quaint Oak Bank, Robert T. Strong. "Under the management of Tom Fox, I have the utmost confidence that both parties, inclusive of clients, agents and staff as well as the entire Lehigh Valley region will benefit from this partnership and will experience continued growth."

Both Quaint Oak Real Estate and Premier Choice Real Estate will ensure a seamless transition for their clients by maintaining personnel and accounts.

Quaint Oak Bank
Established in 1926, Quaint Oak Bank is a community bank located in the Delaware Valley and Lehigh Valley. Quaint Oak Bank comprises a family of companies including Quaint Oak Bank, Quaint Oak Real Estate, Quaint Oak Mortgage, Quaint Oak Abstract and Quaint Oak Insurance. The Bank and its subsidiary companies provide deposit and retirement accounts, loans for businesses, loans for investment properties, residential mortgages, home equity lines of credit, real estate sales, settlement and management services along with title insurance as well as both consumer and business insurance coverage. Quaint Oak Bank is a wholly‐owned subsidiary of Quaint Oak Bancorp, Inc. (OTCQX: QNTO). Learn more at www.QuaintOak.com.

Contact:
Robert T. Strong, President and Chief Executive Officer
Quaint Oak Bancorp, Inc. /Quaint Oak Bank
(215) 364‐4059